Exhibit 99.1

NEW YORK, October 4, 2018

Voya Financial Announces Partial Redemption of

5.500% Senior Notes due 2022

Voya Financial, Inc. (NYSE: VOYA) (“Voya” or the “Company”) announced today that it has called for the redemption of $125,000,000 in aggregate principal amount of its outstanding 5.500% Senior Notes due 2022 (the “2022 Notes”). The 2022 Notes will be redeemed on November 5, 2018 at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding, the Redemption Date, or (ii) the Make-Whole Redemption Amount (the “Redemption Price”). Following such redemption, it is expected that $96,791,000 in aggregate principal amount of the 2022 Notes will remain outstanding. The Company intends to fund the redemption amount from the net proceeds it received from its recent registered public offering of $325,000,000 aggregate principal amount of shares of its 6.125% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series A together with cash on hand.

COMMENTARY REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this press release, including those describing the redemption, constitute forward-looking statements. These statements are not historical facts but instead represent only Voya’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside Voya’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Trends and Uncertainties” and “Business-Closed Blocks-CBVA” in Voya’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 23, 2018, in Voya’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the SEC on August 6, 2018, and the other filings Voya makes with the SEC.

Media Contact:	Investor Contact:
Christopher Breslin 212-309-8941 Christopher.Breslin@voya.com	Michael Katz 212-309-8999 IR@voya.com

Bill Sutton 860-580-2626 William.Sutton@voya.com	Billy Cheung 212-309-8984 IR@voya.com

About Voya Financial®

Voya Financial, Inc. (NYSE: VOYA), helps Americans plan, invest and protect their savings — to get ready to retire better. Serving the financial needs of approximately 14.3 million individual and institutional customers in the United States, Voya is a Fortune 500 company that had $8.6 billion in revenue in 2017. The company had $528 billion in total assets under management and administration as of June 30, 2018.

With a clear mission to make a secure financial future possible — one person, one family, one institution at a time — Voya’s vision is to be America’s Retirement Company®. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible. Voya has been recognized as one of the 2018 World’s Most Ethical Companies® by the Ethisphere Institute, one of the 2018 World’s Most Admired Companies by Fortune magazine and one of the Top Green Companies in the U.S. by Newsweek magazine.

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